Filed Pursuant to Rule 424(b)(3)
Registration No. 333-121546

PROSPECTUS SUPPLEMENT NO. 5

E.DIGITAL CORPORATION,
a Delaware corporation

Common Stock, $.001 par value

This Prospectus Supplement relates to the resale by the holders of Common Stock.

The Prospectus dated February 25, 2005 (the “Prospectus”), as supplemented by prospectus supplement no. 1 dated February 28, 2005, prospectus supplement no. 2 dated April 13, 2005, prospectus no. 3 dated April 13, 2005, and prospectus no. 4 dated May 3, 2005is hereby further amended by the information contained in the attached Current Report on Form 8-K filed on May 17, 2005. If the information in the attached report is inconsistent with any information contained in the Prospectus or in the reports, proxy statements or other documents previously filed with the Securities and Exchange Commission (collectively, the “SEC Reports”) incorporated by reference in the Prospectus or delivered in connection therewith, the Prospectus and/or any SEC Report, as applicable, shall be deemed superseded by this Supplement. In all other ways, the Prospectus shall remain unchanged.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

This Prospectus Supplement is dated May 17, 2005.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

May 17, 2005
Date of Report (Date of earliest event reported)

E.DIGITAL CORPORATION
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

0-20734
(Commission File Number)

33-0591385
(IRS Employer Identification No.)

13114 Evening Creek Drive South
San Diego, California 92128
(Address of principal executive offices)

(858) 679-1504
(Registrant’s telephone number, including area code)

ITEM 7.01.  Regulation FD Disclosure.

As referenced by the press release dated May 17, 2005 filed herewith as Exhibit 99.1, e.Digital Corporation has received a follow-on $635,000 order from APS/Wencor for Ethernet-enabled digEplayers.

The Exhibit referenced above is hereby furnished pursuant to Item 7.

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 17, 2005	e.DIGITAL CORPORATION By: /s/ Atul Anandpura Atul Anandpura, Chief Executive Officer (Principal Executive Officer and duly authorized to sign on behalf of the Registrant)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 17, 2005 relating to follow-on product orders from APS/Wencor

Exhibit 99.1

E.DIGITAL CORPORATION RECEIVES FOLLOW-ON
DIGEPLAYER™ ORDER FROM APS/WENCOR

Company Provides Update on
Annual Meeting of Shareholders Schedule

(SAN DIEGO, CA, May 17, 2005) - e.Digital Corporation (OTC: EDIG) a leading innovator and provider of proprietary digital technology platforms, announced today that it has received a follow-on $635,000 order from APS/Wencor for Ethernet-enabled digEplayers. With this order, the company has more than $1.8 million in orders, most with advance payments (customer deposits), to date in fiscal 2006.

Subject to the timely filing of the company’s Form 10-K, expected in late June, and the timely preparation of proxy filings and materials, e.Digital expects to announce the date and address of its annual meeting of shareholders before June 17, 2005. The company will provide a live audio webcast of the meeting, which is being scheduled for this summer in San Diego. Details of the broadcast will be announced before the meeting.

“Beyond the recent MicroOS™-powered digEplayer orders, we are encouraged with the progress being made on business opportunities involving enhanced versions of our proprietary video/audio technology platform outside of the in-flight entertainment industry,” commented Atul Anandpura, president and chief executive officer of e.Digital. “We are on schedule with the filing of our Form 10-K and the preparations for our annual meeting of shareholders. We expect to release further information on business and technology developments this quarter.”

About e.Digital Corporation: e.Digital Corporation partners with leading, innovative companies, designing and providing manufacturing services for their branded digital video, digital audio and wireless products based on the Company’s proprietary MicroOS™-enabled technology platforms. e.Digital specializes in the delivery and management of open and secure digital content through its Personal Video, Personal Audio, Automotive, and Wireless technology platforms. e.Digital’s services include the licensing of the Company’s MicroOS™, custom software and hardware development, industrial design, and manufacturing services through the Company’s manufacturing partners. For more information about e.Digital and its technology platforms, please visit the company website at www.edigital.com.

Safe Harbor statement under the Private Securities Litigation Reform of 1995: All statements made in this document, other than statements of historical fact, are forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the company operates. Those statements are not guarantees of future performance and involve risks, uncertainties and assumptions that will be difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by e.Digital Corporation with the Securities and Exchange Commission (“SEC”). e.Digital Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by it.

Note: MicroOS is a trademark of e.Digital Corporation. digEplayer is a trademark of APS/Wencor. All other company, product, and service names are the property of their respective owners.

CONTACT:
e.Digital Corporation: Robert Putnam, (858) 679-1504, rputnam@edigital.com